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                 [LETTERHEAD OF SALIVA DIAGNOSTIC SYSTEMS, INC.]

February 2, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:         Saliva Diagnostic Systems, Inc.
            Withdrawal of Post-Effective Amendment No. 4 to Registration
              Statement on Form SB-2 Filed on Form S-3
            File No. 333-26795
            Accession No. 0000950133-98-000203

Ladies and Gentlemen:

            The Registrant hereby requests, pursuant to Rule 477 under the Securities Act of 1933, as amended, that the above-referenced amendment be withdrawn by the Securities and Exchange Commission, as it was filed in error on Thursday, January 29, 1998.

            Please advise if there are any questions.

                                         Sincerely yours,

                                         /s/  Kenneth J. McLachlan
                                         Kenneth J. McLachlan
                                         President and Chief Executive Officer